CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements pertaining to The 2006 Stock Option Plan (Form S-8, No. 333-133552, April 26, 2006) and to the Amended 1999 Stock Option Plan (Form S-8 No. 333-114904, April 27, 2004) of Destiny Media Technologies Inc. of our report dated October 25, 2006 with respect to the consolidated financial statements of Destiny Media Technologies Inc. included in its Annual Report (Form 10-KSB) for the year ended August 31, 2006.

/s/ ERNST & YOUNG LLP

Vancouver, Canada,
November 28, 2006	Chartered Accountants